Forward Guidance Podcast Ad Sponsor for the VanEck Bitcoin Trust (HODL) Pre-Roll (:15s) Frame 1 VO: Forward Guidance is brought to you by VanEck, a global leader in asset management since 1955. You’ll be hearing more about VanEck ETFs later on, but for now, let’s get into today’s interview. Mid-Roll (:45s) - VanEck Bitcoin Trust (HODL) Ad Read Frame 2 Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 April 2, 2024

VO:

In 2017, Forward Guidance's' exclusive sponsor, VanEck, was the first ETF issuer to file for a bitcoin-linked ETF. Seven years later, bitcoin ETFs are finally available. Using the VanEck Bitcoin Trust (Ticker: HODL), you can invest in bitcoin with zero fees until March 31st, 2025. Search the ticker HODL in your brokerage app today. Visit vaneck.com/HODLFG to learn more.

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- Meet the VanEck Bitcoin Trust (HODL).
- Visit vaneck.com/HODLFG to learn more.
- ***The Trust is not an investment company registered under the Investment Company Act of 1940 ("1940 Act") or a commodity pool for the purposes of the Commodity Exchange Act ("CEA"). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.***
- *During the period commencing on March 12, 2024, and ending on March 31, 2025, the Sponsor will waive the entire Sponsor Fee for the first $1.5 billion of the Trust's assets. If the Trust's assets exceed $1.5 billion prior to March 31, 2025, the Sponsor Fee charged on assets over $1.5 billion will be 0.20%. All investors will incur the same Sponsor Fee, which is the weighted average of those fee rates. After March 31, 2025, the Sponsor Fee will be 0.20%.

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Investing involves significant risk, and you could lose money on an investment in the VanEck Bitcoin Trust (the "Trust," or "HODL"). An investment in the Trust may not be suitable for all investors.

The value of Bitcoin is highly volatile, and the value of the Trust's shares could decline rapidly, including to zero. You could lose your entire principal investment. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

The Trust is not an investment company registered under the Investment Company Act of 1940 ("1940 Act") or a commodity pool for the purposes of the Commodity Exchange Act ("CEA"). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

The Trust's investment objective is to reflect the performance of the price of Bitcoin less the expenses of the Trust's operations. The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of Bitcoin.

The VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the VanEck Bitcoin Trust filed with the SEC for more complete information about HODL and this offering. Please see the HODL prospectus for a detailed discussion of the risks of investing in HODL shares. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting vaneck.com/hodl. Alternatively, HODL or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.

The Sponsor of the Trust is VanEck Digital Assets, LLC. The Marketing Agent for the Trust is Van Eck Securities Corporation. VanEck Digital Assets, LLC., and Van Eck Securities Corporation are wholly-owned subsidiaries of Van Eck Associates Corporation.

For more information, please contact the Marketing Agent for HODL: Van Eck Securities Corporation. Email: info@vaneck.com, Telephone: 800.826.2333

© 2024 Van Eck Associates Corporation, 666 Third Avenue, New York, NY 10017

VO:

Now, the disclosures: An investment in the VanEck Bitcoin Trust (the "Trust," or "HODL) involves significant risk and may not be suitable for all investors. You could lose your entire investment. The Trust offers fewer investor protections, as it is not registered under the Investment Company Act of 1940 or as a commodity pool under the Commodity Exchange Act. For a more complete discussion of the risk factors rela ve to the Trust, carefully read the prospectus link below. Text on-screen Inves ng involves significant risk, and you could lose money on an investment in the VanEck Bitcoin Trust (the “Trust,” or “HODL”). An investment in the Trust may not be suitable for all investors. The value of Bitcoin is highly vola le, and the value of the Trust’s shares could decline rapidly, including to zero. You could lose your en re principal investment. For a more complete discussion of the risk factors rela ve to the Trust, carefully read the prospectus. The Trust is not an investment company registered under the Investment Company Act of 1940 (“1940 Act”) or a commodity pool for the purposes of the Commodity Exchange Act (“CEA”). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. The Trust's investment objective is to reflect the performance of the price of Bitcoin less the expenses of the Trust’s operations. The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of Bitcoin. The VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the VanEck Bitcoin Trust filed with the SEC for more complete information about HODL and this offering. Please see the HODL prospectus for a detailed discussion of the risks of investing in HODL shares. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting vaneck.com/hodl. Alternatively, HODL or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333. The Sponsor of the Trust is VanEck Digital Assets, LLC. The Marketing Agent for the Trust is Van Eck Securities Corporation. VanEck Digital Assets, LLC., and Van Eck Securities Corporation are wholly- owned subsidiaries of Van Eck Associates Corporation. For more information, please contact the Marketing Agent for HODL: Van Eck Securities Corporation, Email: info@vaneck.com, Telephone: 800.826.2333 © 2024 Van Eck Associates Corporation, 666 Third Avenue, New York, NY 10017

Frame 4 VO: You can learn more about HODL and it’s 0 fees un l March 31st, 2025 at vaneck.com/HODLFG. And now, back to the interview. Text on-screen - Meet the VanEck Bitcoin Trust (HODL). - Visit vaneck.com/HODLFG to learn more. - The Trust is not an investment company registered under the Investment Company Act of 1940 (“1940 Act”) or a commodity pool for the purposes of the Commodity Exchange Act (“CEA”). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protec ons associated with ownership of shares in an investment company registered under the 1940 Act or the protec ons afforded by the CEA. - *During the period commencing on March 12, 2024, and ending on March 31, 2025, the Sponsor will waive the en re Sponsor Fee for the first $1.5 billion of the Trust’s assets. If the Trust’s assets exceed $1.5 billion prior to March 31, 2025, the Sponsor Fee charged on assets over $1.5 billion will be 0.20%. All investors will incur the same Sponsor Fee, which is the weighted average of those fee rates. A er March 31, 2025, the Sponsor Fee will be 0.20%.

Outro:

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VanEck®
vaneck.com/HODLFG

Thanks for watching; remember to check out http://vaneck.com/HODLFG to learn more about the VanEck Bitcoin Trust (Ticker: HODL).

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- Meet the VanEck Bitcoin Trust (HODL).
- Visit vaneck.com/HODLFG to learn more.

YouTube description

Forward Guidance is sponsored by VanEck.
Learn more about VanEck Bitcoin Trust (HODL) http://vaneck.com/HODLFG.
VanEck Bitcoin Trust (HODL) Prospectus: vaneck.com/us/hodlprospectus

VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.